EXHIBIT 3

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
BITWISE DESIGNS, INC.

        BITWISE DESIGNS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposed and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

            RESOLVED, that the Certificate of Incorporation of Bitwise Designs, Inc., be amended by changing Articles “FIRST” and “FOURTH (A)” thereof so that, as amended, said Articles “FIRST” and “FOURTH (A)” shall be and read as follows:

              “FIRST The name of the Corporation is AUTHENTIDATE HOLDING CORP.”;

              FOURTH: (A) Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is FORTY FIVE MILLION (45,000,000) shares, consisting of FORTY MILLION (40,000,000) shares of Common Stock, par value $.00l per share (hereinafter, the “Common Stock”), and FIVE MILLION (5,000,000) shares of Preferred Stock, par value $.10 per share (hereinafter, the “Preferred Stock”), of which two hundred (200) shares have been designated Series A Preferred Stock, the relative rights, preferences and limitations of which are as set forth in sub-paragraph B of this Article FOURTH. The relative rights, preferences and limitations of shares of undesignated Preferred Stock shall be as provided in sub-paragraph C of this Article FOURTH.

        SECOND: That at a meeting and vote of stockholders, duly held on _______ __, 2001, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, a majority of stockholders have given consent to said amendment.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

        IN WITNESS WHEREOF, Bitwise Designs, Inc. has caused this certificate to be signed by its Chief Executive Officer and Secretary this        day of                     , 2001.

BITWISE DESIGNS, INC.
By:

John T. Botti President

ATTEST:
By

Ira C. Whitman Secretary